Exhibit (i)(2)

ROPES & GRAY LLP

PRUDENTIAL TOWER

800 BOYLSTON STREET BOSTON, MA 02199-3600

WWW.ROPESGRAY.COM

April 26, 2022

ProFunds

7272 Wisconsin Avenue, 21st Floor

Bethesda, Maryland 20814

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by ProFunds, a Delaware statutory trust (the "Trust"), of shares of beneficial interest of Government Money Market ProFund, ProFund Access VP High Yield, ProFund VP Asia 30, ProFund VP Banks, ProFund VP Basic Materials, ProFund VP Bear, ProFund VP Biotechnology, ProFund VP Bull, ProFund VP Consumer Goods, ProFund VP Consumer Services, ProFund VP Dow 30, ProFund VP Emerging Markets, ProFund VP Europe 30, ProFund VP Falling U.S. Dollar, ProFund VP Financials, ProFund VP Health Care, ProFund VP Industrials, ProFund VP International, ProFund VP Internet, ProFund VP Japan, ProFund VP Large-Cap Growth, ProFund VP Large-Cap Value, ProFund VP Mid-Cap, ProFund VP Mid-Cap Growth, ProFund VP Mid-Cap Value, ProFund VP Nasdaq-100, ProFund VP Oil & Gas, ProFund VP Pharmaceuticals, ProFund VP Precious Metals, ProFund VP Real Estate, ProFund VP Rising Rates Opportunity, ProFund VP Semiconductor, ProFund VP Short Dow 30, ProFund VP Short Emerging Markets, ProFund VP Short International, ProFund VP Short Mid-Cap, ProFund VP Short Nasdaq-100, ProFund VP Short Small-Cap, ProFund VP Small-Cap, ProFund VP Small- Cap Growth, ProFund VP Small-Cap Value, ProFund VP Technology, ProFund VP Telecommunications, ProFund VP UltraBull, ProFund VP UltraMid-Cap, ProFund VP UltraNasdaq-100, ProFund VP UltraShort Dow 30, ProFund VP UltraShort Nasdaq-100, ProFund VP UltraSmall-Cap, ProFund VP U.S. Government Plus, ProFund VP Utilities, and ProFund VP Government Money Market (collectively, the "Shares"), pursuant to post-effective amendment No. 125 on Form N-1A (the "Post-Effective Amendment") under the Securities Act of 1933, as amended.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's Certificate of Trust (as on file in the office of the Secretary of State of the State of Delaware), its Amended and Restated Declaration of Trust, its Bylaws and such other documents as we deemed necessary for the purposes of this opinion. We assume that upon sale of the Shares by the Trust the Trust will receive the net asset value thereof.

123455826_2

- 2 -	April 26, 2022

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

123455826_2